Exhibit 10.37

Exide Technologies
13000 Deerfield Parkway
Bldg. 200
Milton, GA 30004
Telephone: 678.566.9000 www.Exide.com

May 4, 2009

Dear Phillip:

You have been selected to participate in the Exide Technologies Annual Long-Term Performance Program (the “Program”) established pursuant to the 2004 Stock Incentive Plan, as amended (the “Plan”), for the performance period that began on April 1, 2009 and will end on March 31, 2012 (the “Performance Period”). You will, as a part of the Program, receive separate stock option awards. This award letter sets forth the terms of the 48,688 Performance Unit(s) (“Performance Units”) that have been granted to you by the Compensation Committee (“Committee”) of the Board of Directors of Exide Technologies (the “Company”) under the Program and Plan for the Performance Period. Please refer to the enclosed summary for an additional explanation of the Program and the Performance Unit Award. Performance Units are intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

If the Adjusted EBITDA Threshold (as defined below) has been achieved at the end of the Performance Period and you have remained in the continuous employ of the Company and its subsidiaries throughout the Performance Period, you will be entitled to receive an amount in cash for each of your Performance Units equal to the excess, if any, of the Total Shareholder Return per share of the Company’s Common Stock for each of your Performance Units, up to a limit of $12.58 for each Performance Unit. “Total Shareholder Return” is defined for this purpose as the excess of the Ending Stock Price (as defined below) over $6.29, plus the amount per share of any cash dividends paid by the Company during the Performance Period. For example, if the Company does not pay any cash dividends, and the Ending Stock Price is $20, you could be entitled to $12.58 for each of your Performance Units ($20-$6.29 = $13.71, but the maximum limit is $12.58, so the last $1.13 is disregarded).

The term “Ending Stock Price” means the average closing price of a share of the Company’s common stock for the 20 consecutive trading days immediately preceding, but not including, the last day of the Performance Period as reported by the online edition of The Wall Street Journal on the NASDAQ Global Market, or as reported by such other source as the Committee may approve.

The term “Adjusted EBITDA Threshold” means $735,000,000 in earnings before interest, taxes, depreciation, amortization and restructuring, as well as non-cash currency remeasurement gains or losses, non-cash gains or losses from the revaluation of the Company’s warrants liability, impairment charges, gains or losses on assets sales, non-cash stock compensation expense and minority interest. As indicated above, no amount will be payable at the end of the Performance Period unless the Adjusted EBITDA Threshold has then been achieved, and in no event will more than $12.58 be paid with respect to each Performance Unit, whether after the end of the Performance Period or in the event of an earlier payment as described below.

If you become entitled to receive any payment for your Performance Units, you will be paid a cash payment with respect to your Performance Unit Award within 30 days after receipt of audited results and approval by the Committee, but in no event later than December 31, 2012 (the “Payment Date”).

This letter in no way guarantees that you will receive a cash payment under the Program or Plan. You will receive a cash payment (less any applicable withholdings) with respect to the Performance Unit Award for the Performance Period only if the Adjusted EBITDA Award Threshold is achieved and payment is otherwise permitted under the terms of the Plan.

If your employment terminates on account of your death prior to the end of the Performance Period, you will receive a payment with respect to your Performance Units based upon the excess of the Total Shareholder Return during the Performance Period calculated as described above, but on the basis of the date of your termination of employment, instead of the last day of the Performance Period. Such earned amount will be paid as soon as practicable, and in all events within 10 days, following your date of termination on account of your death.

If your employment terminates on account of your disability prior to the end of the Performance Period, you will receive a payment with respect to your Performance Units based upon the excess of the Total Shareholder Return during the Performance Period calculated as described above, but on the basis of the date of your termination of employment, instead of the last day of the Performance Period. Such earned amount will be paid on the first business day of the seventh month after the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code).

If your employment is voluntarily or involuntarily terminated during the Performance Period, you will forfeit your entire Performance Unit Award.

In the event of a Change in Control that constitutes a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company, within the meaning of Section 409A of the Code (a “Section 409A Change in Control”), you will receive a payment with respect to your Performance Units based upon the excess of the Total Shareholder Return calculated as described above, but on the basis of the effective date of the Change of Control instead of the last day of the Performance Period. Such earned amount will be paid as soon as practicable, and in all events within 10 days, following the effective date of the Change in Control; provided, however, that if the Change in Control is not a Section 409A Change in Control, notwithstanding that you will be deemed to be vested in the award amount (determined in accordance with the previous sentence) upon the occurrence of the Change in Control, payment will be made to you on the earliest of (i) the Payment Date, (ii) the first business day of the seventh month after the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code) or (iii) your death.

If there is a conflict between these termination provisions and the termination provisions of the Plan, the terms of the Plan shall govern.

Very truly yours,

/s/ George S. Jones Jr.
By: George S. Jones Jr.

The undersigned hereby accepts the terms of this Award Agreement and the Plan.

/s/ Phillip A. Damaska
Phillip A. Damaska

EXIDE TECHNOLOGIES

2004 STOCK INCENTIVE PLAN

Exhibit A

Designation of Beneficiary

In connection with the PERFORMANCE UNIT AWARD AGREEMENT (the “Award Agreement”) entered into on May 4, 2009 between Exide Technologies (the “Company”) and Phillip A. Damaska, an individual residing at 13240 Owens Way Alpharetta GA (the “Recipient”), the Recipient hereby designates the person specified below as the beneficiary of the Recipient’s interest in the Performance Unit Award (as defined in the 2004 Stock Incentive Plan of the Company) awarded pursuant to the Award Agreement. This designation shall remain in effect until revoked in writing by the Recipient.

Name of Beneficiary:

Address:

Social Security No.:

The Recipient understands that this designation operates to entitle the above-named beneficiary to the rights conferred by the Award Agreement from the date this form is delivered to the Company until such date as this designation is revoked in writing by the Recipient, including by delivery to the Company of a written designation of beneficiary executed by the Recipient on a later date.

Date:

By:
Phillip A. Damaska

Sworn to before me this
day of , 200

Notary Public

County of

State of